EXHIBIT 99.1

PRESS RELEASE

Contact:	Mark E. Hood
Senior Vice President, Chief Financial Officer
Phone:	(314) 633-7255

Panera Bread Reports First Quarter Earnings Per Share of $0.31

HIGHLIGHTS

•	First quarter net income up 26% and first quarter earnings per diluted share up 24%

•	36 new units opened in Q1 at average annualized volume of $1.95 million

•	Comp store sales increased 1.8%

•	2004 earnings per share reaffirmed within target range of $1.28 to $1.30

•	Second quarter earnings per diluted share target of $0.21 to $0.22

St. Louis, MO, May 13, 2004 – Panera Bread Company (Nasdaq:PNRA) today reported that earnings per diluted share increased 24% to $0.31 for the 16 weeks ended April 17, 2004 compared to $0.25 per diluted share for the 16 weeks ended April 19, 2003. Net income for the 16 weeks ended April 17, 2004 increased 26% to $9,467,000 compared to $7,543,000 for the same period in the prior year. Prior year results are stated before the cumulative effect of a change in accounting principle relating to the adoption of SFAS 143, “Accounting for Asset Retirement Obligations.” In the 16 weeks ended April 19, 2003, the Company recorded an after tax charge of $0.2 million, or $0.01 per diluted share to record the cumulative effect of this accounting change.

Company and franchisee revenues increased 29% and 25%, respectively, for the 16 weeks ended April 17, 2004, compared to the 16 weeks ended April 19, 2003, as follows:

	16 Weeks Ended	16 Weeks Ended	Percentage
	April 17, 2004	April 19, 2003	Increase
Company revenues	$129,899,000	$100,797,000	29%
Franchisee revenues	$248,450,000	$199,154,000	25%

System-wide comparable bakery-cafe sales increased 1.8% for the 16 weeks ended April 17, 2004 over sales for the same period in the prior year. Sales at company-owned and franchised comparable bakery-cafes in the first quarter of 2004 increased 2.4% and 1.5%, respectively, over sales for the first quarter of 2003. Comparable bakery-cafes include those bakery-cafes that have been open for at least 18 four-week periods.

System-wide average weekly sales for the 16 weeks ended April 17, 2004, were $35,140 per week, an increase of 0.9% over average weekly sales of $34,825 for the same period in the prior year. A summary of bakery-cafe sales and operating weeks is as follows:

	16 Weeks Ended	16 Weeks Ended	Percentage
	April 17, 2004	April 19, 2003	Increase
Average weekly bakery-cafe sales	$35,140	$34,825	0.9%
Operating weeks	9,835	7,822	25.7%

As of April 17, 2004, there were 637 Panera Bread bakery-cafes open. During the 16 weeks ended April 17, 2004, 36 new bakery-cafes were opened and one was closed.

The breakdown of bakery-cafes by company-owned and franchised is as follows:

	Company-owned	Franchised	Total System
Bakery-cafes as of December 27, 2003	173	429	602
Bakery-cafes opened	11	25	36
Bakery-cafes closed	—	(1)	(1)
Bakery-cafes acquired (sold)	—	—	—

Bakery-cafes as of April 17, 2004	184	453	637

Performance on Key Metrics

The company’s earnings per diluted share guidance for the first quarter of 2004 was $0.31. This guidance assumed the following key performance metrics: annualized average unit volumes for new bakery-cafes of $1.85 to 1.95 million; comparable store sales increases of 1% to 3%; systemwide development for the year of 140 to 150 new bakery-cafes, including 45 to 55 new company-owned units (with 10 of these in the first quarter); and restaurant margins 50-80 basis points below prior year as a result of the start-up inefficiencies from the significantly increased number of new company bakery-cafes and new markets.

In the first quarter of 2004, the company earned $0.31 per diluted share with the following performance on key metrics: annualized average new unit volumes of $1.95 million (the company has adjusted its annualized unit volume calculation for 2004 openings to exclude the first four weeks of new bakery-cafe results, effectively moderating the impact of the store’s “grand opening” weeks and lowering the calculated AUV), comp store sales growth of 1.8%, and 36 new bakery-cafes opened in the quarter including 11 new company-owned units (nearly double the 6 new company-owned units opened in Q1, 2003).

In addition, the company’s margins were slightly worse than expected, with restaurant margin 120 basis points unfavorable to prior year. This unfavorability resulted from both greater than expected labor costs as development, and thus hiring, is running ahead of schedule and by higher than expected pressure from commodity prices, as not only butter, but also cream cheese, pressured the FDF margin on sales to franchisees.

Business Outlook

As per its previously stated policy on quarterly earnings releases, the company is today updating earnings guidance both for the full year and providing guidance for the next quarter of 2004.

The company is reiterating its prior earnings per diluted share target range for 2004 of $1.28 to $1.30 per share. This target range assumes continued strength in annualized average new unit volumes. In addition the solid performance of comp store sales and new openings in the first quarter gives the company increased confidence in its ability to deliver against its comp target of 1% to 3% and its new unit development target of 140 to 150 openings.

Offsetting this expected favorable performance on key metrics is what the company now believes will be greater margin pressure than originally expected. At the last quarterly update, the company discussed the potential impact of commodity cost increases, particularly butter, on 2004 results. Since that update, commodity cost pressures have intensified and broadened beyond butter. The price of butter has continued to soar with current costs nearly double those seen in 2003. The company had entered into forward commitments for a portion of its butter supply for the rest of 2004, but will still be exposed to cost increases for the butter to be purchased outside those commitments. Further, since

February, the price of milk futures has increased by more than 65%, broadening cost pressures from butter into liquid milk, hard cheeses and cream cheese. Similarly, protein prices have accelerated, largely driven by feed cost increases of 25-30%. The company purchases certain items under formulaic pricing contracts which mitigate some, but not all, of the market price movements. The company expects to take price increases of approximately 2% mid-year to pass along some of these cost increases to the consumer, but does not believe that it can mitigate all of the increased costs through price.

The company expects to earn $0.21 to $0.22 per diluted share in the second quarter. The company’s second quarter expectations for new unit volumes and comparable store sales increases are consistent with full-year guidance. However, the company expects to open 26 to 28 company-owned units in the second and third quarters, an increase of 200% over the same period in 2003. This significant year-over-year change in the number of new bakery-cafes, and the resulting start-up inefficiencies, will create margin compression compared to second quarter 2003 but should be beneficial to year-over-year comparisons later in 2004. The company also expects that it will experience a significant impact from commodity cost increases in the second quarter before any mitigating price increases can be put in place.

Ron Shaich, chairman and chief executive officer, commented,

“We are very pleased with our performance to date and are enthusiastic about the company’s prospects. Sales in both new and mature bakery-cafes are robust and new store development is proceeding at a record pace. These two leading indicators of our performance indicate the stability of our business and the depth of consumer demand for the brand. In 2004, however, we do expect our margins to experience significantly greater pressure than originally expected as a result of escalating cost increases. Having said that, given our strong performance on our key metrics, the company expects to absorb these costs and still deliver earnings per share for 2004 within our previously stated range of $1.28 to $1.30 per share.”

The Company will discuss these results in a conference call today May 13, 2003, at 3:00 PM Central Daylight Time. To access the call or view a copy of this release, which will be archived for one year, go to http://www.panerabread.com/pages/a_ir_news.php.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. Additional information is available on the company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 27, 2003.

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the sixteen weeks ended
	April 17, 2004	April 19, 2003
Revenues:
Bakery-cafe sales	$97,102	$73,320
Franchise royalties and fees	12,290	9,947
Fresh dough sales to franchisees	20,507	17,530

Total revenue	129,899	100,797

Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	27,139	20,898
Labor	30,535	22,210
Occupancy	6,763	5,081
Other operating expenses	14,134	10,271

Total bakery-cafe expenses	78,571	58,460
Fresh dough cost of sales to franchisees	18,710	16,066
Depreciation and amortization	7,513	5,303
General and administrative expenses	9,204	8,563
Pre-opening expenses	626	301

Total costs and expenses	114,624	88,693

Operating profit	15,275	12,104
Interest expense	14	18
Other expense (income), net	226	168
Minority interest	126	39

Income before income taxes and cumulative effect of accounting change	14,909	11,879
Income taxes	5,442	4,336

Income before cumulative effect of accounting change	$9,467	$7,543

Cumulative effect to December 28, 2002 of accounting change, net of applicable tax benefit	—	(239)

Net income	$9,467	$7,304

Per share data:
Basic earnings per common share:
Before cumulative effect of accounting change	$0.32	$0.26
Cumulative effect of accounting change	$—	$(0.01)

Net income	$0.32	$0.25

Diluted earnings per common share:
Before cumulative effect of accounting change	$0.31	$0.25
Cumulative effect of accounting change	$—	$(0.01)

Net income	$0.31	$0.24

Weighted average shares of common and common equivalent shares outstanding
Basic	30,052	29,460

Diluted	30,705	30,220

Certain reclassifications have been made to conform previously reported data to the current presentation.

PANERA BREAD COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS
MARGIN ANALYSIS
(unaudited)

     The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the sixteen weeks ended
	April 17, 2004	April 19, 2003
Revenues:
Bakery-cafe sales	74.7%	72.7%
Franchise royalties and fees	9.5	9.9
Fresh dough sales to franchisees	15.8	17.4

Total revenue	100.0%	100.0%

Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	27.9	28.5
Labor	31.4	30.3
Occupancy	7.0	6.9
Other operating expenses	14.6	14.0

Total bakery-cafe expenses	80.9	79.7
Fresh dough cost of sales to franchisees (2)	91.2	91.6
Depreciation and amortization	5.8	5.3
General and administrative expenses	7.1	8.5
Pre-opening expenses	0.5	0.3

Total costs and expenses	88.2	88.0

Operating profit	11.8	12.0
Interest expense	—	—
Other expense (income), net	0.2	0.2
Minority interest	0.1	—

Income before income taxes and cumulative effect of accounting change	11.5	11.8
Income taxes	4.2	4.3

Income before cumulative effect of accounting change	7.3	7.5
Cumulative effect to December 28, 2002 of accounting change, net of tax	—	(0.2)

Net income	7.3%	7.2%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.

PANERA BREAD COMPANY
SUPPLEMENTAL INFORMATION
(unaudited)

	% Change Comparable Bakery-Cafe Sales			System-Wide
For the Four Weeks Ended	Company	Franchise	System-Wide	AWS	AUV
2003
January 25, 2003	0.8	2.5	2.0	$34,753	$1,844,036
February 22, 2003	-1.7	-2.1	-1.9	$34,110	$1,840,461
March 22, 2003	-1.3	-1.0	-1.1	$34,940	$1,826,080
April 19, 2003	3.7	1.3	1.9	$35,478	$1,842,205
May 17, 2003	-2.2	-4.6	-3.9	$34,970	$1,837,002
June 14, 2003	4.9	2.1	3.0	$35,649	$1,840,611
July 12, 2003	4.3	0.4	1.6	$34,153	$1,846,616
August 9, 2003	3.1	0.2	1.0	$35,630	$1,848,476
September 6, 2003	1.6	0.0	0.5	$35,802	$1,850,024
October 4, 2003	2.1	0.0	0.6	$36,040	$1,850,600
November 1, 2003	1.7	-3.1	-1.7	$36,928	$1,849,049
November 29, 2003	1.7	-0.7	0.1	$37,043	$1,850,899
December 27, 2003	2.3	0.0	0.7	$36,877	$1,852,245
2004
January 24, 2004	3.2	0.9	1.6	$34,994	$1,852,535
February 21, 2004	1.5	1.4	1.4	$34,310	$1,852,059
March 20, 2004	4.7	3.4	3.8	$35,945	$1,855,916
April 17, 2004	0.3	0.3	0.3	$35,292	$1,854,906
May 15, 2004
June 12, 2004
July 10, 2004
August 7, 2004
September 4, 2004
October 2, 2004
October 30, 2004
November 27, 2004
December 25, 2004

AWS = Average Weekly Sales for 4 weeks ended
AUV = Annualized Average Unit Volume for 52 weeks ended